UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to ss. 240.14a-12

Vital Therapies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholder,

You recently received proxy materials in connection with the special meeting of stockholders of Vital Therapies, Inc. to be held on April 4, 2019. According to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

The Company is asking stockholders to approve the business combination with Immunic AG and the related proposals. Please note that in order for the business combination to be completed, all four of the Company’s proposals related to the Transaction must be approved.

Background of the Business Combination

As reported in September 2018, the Company’s VTL-308 clinical study of ELAD in the treatment of severe alcoholic hepatitis failed to meet either its primary or secondary endpoints. As a result, the Company ceased any further development of the ELAD System in the United States and Europe.

The Company retained Ladenburg Thalmann & Co. Inc. as its strategic financial advisor to assist in the review of the Company’s business and assets and to explore strategic opportunities for enhancing stockholder value, including the potential sale or merger of the Company.

Also, in an effort to preserve cash while it assessed its options, the Company reduced its work force by approximately 85% in September 2018. The Company also reduced the size of the Board of Directors down to four members.

Benefits of the Business Combination

Immunic is a privately-held clinical-stage biopharmaceutical company focused on developing best-in-class therapies for the treatment of chronic inflammatory and autoimmune diseases.

Following an extensive and thorough review of strategic alternatives, the Company believes that this transaction with Immunic is the best path forward and has the potential to deliver significant and near-term value to Vital Therapies stockholders. The strength and dedication of the Immunic leadership team will provide the Company with the capabilities to develop new and much-needed therapies for patients with inflammatory and autoimmune diseases.

Following the closing of the Transaction, Vital Therapies and Immunic believe that the company will focus on advancing Immunic’s pipeline of treatments for chronic inflammatory and autoimmune diseases. Vital Therapies and Immunic believe that the company will have the following potential advantages:

•

the company after the Transaction will be a publicly traded, clinical-stage biotechnology company focused on developing what it believes can be best-in-class therapies for the treatment of chronic inflammatory and autoimmune diseases;

•

the company after the Transaction will be led by an experienced senior management team from Immunic and a board of directors of five members, with four members designated by Immunic and one member from Vital Therapies; and

•	proceeds from the concurrent financing would provide funds for the company’s research and development and operating activities after the closing of the Transaction.

What Happens to my Vital Therapies Shares or Warrants

Each share of Vital Therapies common stock issued and outstanding at the time of the Transaction will remain issued and outstanding. Following the closing of the transaction, the Company will change its name to Immunic, Inc., which shares are expected to trade on The Nasdaq Stock Market under the symbol “IMUX.”

Vital Therapies warrants that are unexercised immediately prior to the effective time of the Transaction will remain outstanding.

What Happens if Merger is Not Approved

If the Transaction does not close, the board of directors may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of the various assets of the company, dissolve and liquidate its assets, or continue to operate the business of Vital Therapies.

If the Company were to try to complete another strategic transaction, the value of the transaction would be much lower by the time the transaction was priced as the value of Vital Therapies will continue to diminish over time.

If the Company decides to dissolve and liquidate its assets, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash left, if any, to distribute to stockholders.

If Vital Therapies were to try and continue its business, in addition to raising additional capital to do so, it would likely need to identify, acquire and develop other products or product candidates, as it has no current plans to pursue further development of its ELAD system. If Vital Therapies decided to reestablish its business, it would also need to rebuild its workforce, which would be very costly.

THE BOARD OF DIRECTORS RECCOMENDS A VOTE “FOR” ALL PROPOSALS

Regardless of the number of shares you own, it is important that they be represented at the special meeting of stockholders. Your vote matters to us and we need your support.

YOUR BROKER WILL NOT VOTE YOUR SHARES IF THEY DON’T RECEIVE INSTRUCTIONS FROM YOU PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY

You still have time to vote by telephone or the internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to www.proxyvote.com. There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

If you are a Vital Therapies stockholder and you have questions regarding the Transaction, require assistance or if you are ready to give your verbal voting instructions, please contact our proxy solicitor Advantage Proxy toll free at 1-877-870-8565 or by email at ksmith@advantageproxy.com.

We appreciate your support.

IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR OVER THE INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST